Exhibit 99.1

Solera Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results

Fiscal Year Revenue of $631.3 Million, Up 13.2% on a GAAP Basis and Up 11.6% on a Constant Currency Basis;

Fourth Quarter Revenue of $154.7 Million, Up 7.3% on a GAAP Basis and Up 9.3% on a Constant Currency Basis;

Company Issues Guidance for Fiscal Year 2011

SAN DIEGO, Aug. 26 /PRNewswire-FirstCall/ – Solera Holdings, Inc. (NYSE: SLH) the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the fourth quarter and fiscal year ended June 30, 2010.

Results for the Fourth Quarter and Fiscal Year Ended June 30, 2010:

GAAP Results

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Revenue for the fiscal year was $631.3 million, a 13.2% increase over the prior fiscal year revenue of $557.7 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for fiscal year 2010 increased by approximately 11.6% over the prior fiscal year;

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Revenue for the fourth quarter was $154.7 million, a 7.3% increase over the prior year fourth quarter revenue of $144.1 million. After adjusting for FX Changes, revenue for the fourth quarter increased by approximately 9.3% over the prior year fourth quarter;

•

GAAP net income attributable to Solera Holdings, Inc. for the fiscal year was $84.4 million, a 44.8% increase over the prior fiscal year GAAP net income attributable to Solera Holdings, Inc. of $58.3 million;

•

GAAP net income attributable to Solera Holdings, Inc. for the fourth quarter was $18.6 million, a 50.8% increase over the prior year fourth quarter GAAP net income attributable to Solera Holdings, Inc. of $12.3 million;

•

Diluted net income attributable to Solera Holdings, Inc. per share for the fiscal year was $1.20, a 40.1% increase over the prior fiscal year diluted net income attributable to Solera Holdings, Inc. per share of $0.86;

•

Diluted net income attributable to Solera Holdings, Inc. per share for the fourth quarter was $0.26, a 43.3% increase over the prior year fourth quarter diluted net income attributable to Solera Holdings, Inc. per share of $0.18.

“I am pleased to report a respectable finish to our fiscal 2010. On a constant currency basis, our fourth quarter growth came in at 9.3% and our full-year growth came in at 11.6% – above the high end of our total revenue growth range of 7% – 9%,” said Tony Aquila, founder, chairman and CEO of Solera Holdings, Inc. “Because we continue to take measures to deal with volatile macro conditions, we remain excited about our prospect for fiscal 2011.”

Non-GAAP Results

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Adjusted EBITDA for the fiscal year was $261.9 million, a 25.5% increase over the prior fiscal year Adjusted EBITDA of $208.6 million. After adjusting for FX Changes, Adjusted EBITDA increased by approximately 23.6% over the prior fiscal year;

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Adjusted EBITDA for the fourth quarter was $64.9 million, a 24.2% increase over the prior year fourth quarter Adjusted EBITDA of $52.3 million. After adjusting for FX Changes, Adjusted EBITDA for the fourth quarter of fiscal year 2010 increased by approximately 26.6% over the prior year fourth quarter;

•	Adjusted Net Income for the fiscal year was $148.8 million, a 34.2% increase over the prior fiscal year Adjusted Net Income of $110.9 million;

•	Adjusted Net Income for the fourth quarter was $37.3 million, a 32.5% increase over the prior year fourth quarter Adjusted Net Income of $28.1 million;

•	Adjusted Net Income per diluted share for the fiscal year was $2.13, a 29.5% increase over the prior year Adjusted Net Income per diluted share of $1.65;

•	Adjusted Net Income per diluted share for the fourth quarter was $0.53, a 30.8% increase over the prior year fourth quarter Adjusted Net Income per diluted share of $0.41.

Business Statistics for the Fourth Quarter and Fiscal Year ended June 30, 2010:

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EMEA revenues were $101.7 million and $420.7 million for the fourth quarter and the full fiscal year, respectively, representing a 9.4% increase and a 19.6% increase over the respective prior year periods. After adjusting for FX Changes, EMEA revenues for the fourth quarter and full fiscal year increased 14.5% and 18.6%, respectively, over the respective prior year periods. After adjusting for FX Changes and excluding the effect of HPI, Ltd., revenues for the full year increased by 12.4% over the prior fiscal year;

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Americas revenues were $53.1 million and $210.6 million for the fourth quarter and the full fiscal year, respectively, representing a 3.6% increase and a 2.3% increase over the respective prior year periods. After adjusting for FX Changes, Americas revenues for the fourth quarter and full fiscal year decreased 0.3% and 0.5%, respectively, over the respective prior year periods;

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Revenues from insurance company customers were $62.1 million and $248.6 million for the fourth quarter and the full fiscal year, respectively, representing a 5.8% increase and a 7.2% increase over the respective prior year periods. After adjusting for FX Changes, revenues from insurance company customers for the fourth quarter and full fiscal year increased 6.4% and 5.1%, respectively, over the respective prior year periods;

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Revenues from collision repair facility customers were $55.1 million and $224.6 million for the fourth quarter and the full fiscal year, respectively, representing a 7.3% increase and a 10.3% increase over the respective prior year periods. After adjusting for FX Changes, revenues from collision repair facility customers for the fourth quarter and full fiscal year increased 9.6% and 9.0%, respectively, over the respective prior year periods;

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Revenues from independent assessors were $16.1 million and $64.0 million for the fourth quarter and the full fiscal year, respectively, representing an 18.4% increase and an 18.2% increase over the respective prior year periods. After adjusting for FX Changes, revenues from independent assessors for the fourth quarter and full fiscal year increased 24.4% and 16.4%, respectively, over the respective prior year periods;

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Revenues from automotive recycling, salvage and other customers were $21.4 million and $94.1 million for the fourth quarter and the full fiscal year, respectively, representing a 4.5% increase and a 38.3% increase over the respective prior year periods. After adjusting for FX Changes, revenues from automotive recycling, salvage and other customers for the fourth quarter and full fiscal year increased 6.6% and 37.4%, respectively, over the respective prior year periods.

Fiscal Year 2011 Outlook:

Our initial outlook for our full fiscal year ending June 30, 2011 is as follows:

Fiscal Year 2011 Outlook
Revenues	$640 million – $648 million
Net Income	$94 million – $100 million
Adjusted EBITDA	$269 million – $275 million
Adjusted Net Income	$152 million – $156 million
Adjusted Net Income per diluted share	$2.15 – $2.22

The fiscal year 2011 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, and an assumed 28% tax rate to calculate Adjusted Net Income.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years, and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2009:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2008	$1.51	$1.90
Quarter ended December 31, 2008	1.32	1.58
Quarter ended March 31, 2009	1.31	1.44
Quarter ended June 30, 2009	1.36	1.55
Quarter ended September 30, 2009	1.43	1.64
Quarter ended December 31, 2009	1.48	1.63
Quarter ended March 31, 2010	1.39	1.56
Quarter ended June 30, 2010	1.28	1.49

During fourth quarter of fiscal year 2010 as compared to the prior year fourth quarter, the U.S. dollar strengthened against most major foreign currencies we use to transact our business. For example, the average U.S. dollar strengthened against the Euro by 6.3%, and the average U.S. dollar strengthened against the Pound Sterling by 3.6%. This strengthening of the U.S. dollar reduced our expenses and reduced our revenues for the fourth quarter of fiscal year 2010. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an approximate $6.0 million increase or decrease, as the case may be, to our revenues during the fourth quarter of fiscal year 2010.

During fiscal year 2010 as compared to fiscal year 2009, the U.S. dollar weakened against many of the major foreign currencies we use to transact our business. The average U.S. dollar weakened against the Euro by 1.4%, which increased our expenses and increased our revenues for the 2010 fiscal year relating to the Euro markets in which we transact business. The average U.S. dollar strengthened against the

Pound Sterling by 2.0%, which decreased our expenses and decreased our revenues for fiscal year 2010 relating to the United Kingdom. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in a $24.5 million increase or decrease, as the case may be, to our revenues during fiscal year 2010.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Quarterly Dividend:

As we announced on July 19, 2010, our Board of Directors has approved the payment of a quarterly cash dividend of $0.075 per share of outstanding common stock and per outstanding restricted stock unit payable on September 22, 2010 to stockholders and restricted stock unit holders of record at the close of business on September 9, 2010.

Earnings Conference Call:

We will host our fourth quarter and fiscal year ended June 30, 2010 earnings call today at 5:00 p.m. (Eastern Time) – August 26, 2010. The conference call will be webcast live on the Internet and can be accessed by visiting: www.solerainc.com. A replay will be available on the Solera website until midnight on September 9, 2010. A live audio broadcast of the call will be accessible to the public by calling (866) 730-5771 or for international callers, (857) 350-1595; please enter the following access code when prompted: 90121544. Callers should dial in approximately ten minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until midnight on September 9, 2010. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 20981869.

SOLERA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2010 AND 2009

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Fiscal Years Ended June 30,
	2010	2009 (1)	2010	2009 (1)
Revenues	$154,719	$144,135	$631,348	$557,691

Cost of revenues:
Operating expenses	31,824	32,890	130,852	128,101
Systems development and programming costs	15,776	15,466	67,926	59,941

Total cost of revenues (excluding depreciation and amortization)	47,600	48,356	198,778	188,042

Selling, general and administrative expenses	42,449	43,142	170,562	159,414
Depreciation and amortization	22,262	22,732	88,978	86,146
Restructuring charges, asset impairments, and other costs of exit or disposal activities	889	2,540	5,910	3,952
Acquisition-related costs	1,074	1,384	4,032	4,427
Interest expense	7,532	8,952	32,782	38,565
Other (income) expense, net	3,351	(517)	3,964	(15,656)

	125,157	126,589	505,006	464,890

Income before income tax provision	29,562	17,546	126,342	92,801
Income tax provision	8,581	3,002	32,171	26,168

Net income	20,981	14,544	94,171	66,633
Less: Net income attributable to noncontrolling interest	2,395	2,216	9,739	8,326

Net income attributable to Solera Holdings, Inc.	$18,586	$12,328	$84,432	$58,307

Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.26	$0.18	$1.20	$0.86

Diluted	$0.26	$0.18	$1.20	$0.86

Dividends paid per share	$0.06	$–	$0.25	$–

Weighted average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	69,867	69,156	69,587	67,252

Diluted	70,088	69,201	69,763	67,295

(1)	The financial information for three months and fiscal year ended June 30, 2009 reflects the correction of an immaterial error related to our previously reported income taxes.

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (vi) other (income) expense, net and (vii) acquisition-related costs. Acquisition-related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree. As a result of our adoption of Statement of Financial Accounting Standards No. 141 (R), Business Combinations (Codified into Accounting Standards Codification 805), in fiscal year 2010, acquisition-related costs in the current period include legal and professional fees and other transaction costs associated with completed and in process acquisitions, whereas in periods prior to our adoption of Financial Accounting Standards No. 141 (R), we included legal and professional fees and other transaction costs associated with completed acquisitions in the determination of the purchase price and accordingly did not charge these fees and costs against earnings. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED EBITDA

FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2010 AND 2009

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Fiscal Years Ended June 30,
	2010	2009 (1)	2010	2009 (1)
Reconciliation to Adjusted EBITDA:

Net income attributable to Solera Holdings, Inc.	$18,586	$12,328	$84,432	$58,307
Add: Income tax provision	8,581	3,002	32,171	26,168

Net income attributable to Solera Holdings, Inc. before income tax provision	27,167	15,330	116,603	84,475
Add: Depreciation and amortization	22,262	22,732	88,978	86,146
Add: Restructuring charges, asset impairments and other costs exit or disposal activities	889	2,540	5,910	3,952
Add: Acquisition-related costs	1,074	1,384	4,032	4,427
Add: Interest expense	7,532	8,952	32,782	38,565
Add: Other (income) expense, net	3,351	(517)	3,964	(15,656)
Add: Stock-based compensation expense	2,643	1,863	9,607	6,711

Adjusted EBITDA	$64,918	$52,284	$261,876	$208,620

(1)	The financial information for three months and fiscal year ended June 30, 2009 reflects the correction of an immaterial error related to our previously reported income taxes.

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (v) other (income) expense, excluding interest income and (vi) acquisition-related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. We assume a 28% tax rate as an approximation of our long-term effective corporate tax rate, which includes certain benefits from net operating loss carryforwards, tax deductible goodwill and amortization, and a low tax-rate jurisdiction for a certain corporate holding company. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED NET INCOME

FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2010 AND 2009

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Fiscal Years Ended June 30,
	2010	2009 (1)	2010	2009 (1)
Reconciliation to Adjusted Net Income:

Net income attributable to Solera Holdings, Inc.	$18,586	$12,328	$84,432	$58,307
Add: Income tax provision	8,581	3,002	32,171	26,168

Net income attributable to Solera Holdings, Inc. before income tax provision	27,167	15,330	116,603	84,475

Add: Amortization of acquisition-related intangibles	16,011	18,014	64,692	66,505
Add: Restructuring charges, asset impairments and other costs of exit or disposal activities	889	2,540	5,910	3,952
Add: Acquisition-related costs	1,074	1,384	4,032	4,427
Add: Other (income) expense, not including interest income	3,990	(62)	5,845	(12,054)
Add: Stock-based compensation expense	2,643	1,863	9,607	6,711

Adjusted Net Income before income tax provision	51,774	39,069	206,689	154,016
Less: Assumed provision for income taxes at 28%	(14,497)	(10,939)	(57,873)	(43,124)

Adjusted Net Income	$37,277	$28,130	$148,816	$110,892

Adjusted Net Income per share:
Basic	$0.53	$0.41	$2.14	$1.65

Diluted	$0.53	$0.41	$2.13	$1.65

Weighted average shares used in the calculation of GAAP Net Income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	69,867	69,156	69,587	67,252

Diluted	70,088	69,201	69,763	67,295

(1)	The financial information for three months and fiscal year ended June 30, 2009 reflects the correction of an immaterial error related to our previously reported income taxes.

SOLERA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2010 AND 2009

(In thousands, except per share amounts)

(Unaudited)

	June 30, 2010	June 30, 2009 (1)
Assets
Current Assets:
Cash and cash equivalents	$240,522	$223,420
Short-term investments	–	11,941
Accounts receivable, net	99,682	98,565
Other receivables	12,989	12,177
Other current assets	20,713	19,550
Deferred income tax assets	4,059	4,392

Total current assets	377,965	370,045

Property and equipment, net	53,255	50,784
Goodwill	635,709	651,099
Intangible assets, net	275,492	322,843
Other noncurrent assets	12,065	13,660
Noncurrent deferred income tax assets	2,167	10,178

Total assets	$1,356,653	$1,418,609

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$25,420	$30,447
Accrued expenses and other current liabilities	103,921	104,414
Income taxes payable	7,041	15,998
Deferred income tax liabilities	1,673	1,037
Current portion of long-term debt	5,442	5,880

Total current liabilities	143,497	157,776
Long-term debt	538,018	592,200
Other noncurrent liabilities	34,140	36,935
Noncurrent deferred income tax liabilities	33,752	46,871

Total liabilities	749,407	833,782
Redeemable noncontrolling interests	94,431	92,012

Stockholders' equity:
Solera Holdings, Inc. stockholders' equity:
Common Shares, $0.01 par value, 150,000 shares authorized; 70,017 and 69,531 issued and outstanding, as of June 30, 2010 and 2009, respectively	545,048	526,547
Retained earnings (accumulated deficit)	22,550	(44,335)
Accumulated other comprehensive income	(60,583)	3,674

Total Solera Holdings, Inc. stockholders' equity	507,015	485,886
Noncontrolling interests	5,800	6,929

Total stockholder's equity	512,815	492,815

Total liabilities and stockholders' equity	$1,356,653	$1,418,609

(1)	The financial information as of June 30, 2009 reflects the correction of an immaterial error related to our previously reported income taxes.

SOLERA HOLDINGS, INC.

SELECTED STATEMENTS OF CASH FLOWS INFORMATION

FOR FISCAL YEARS ENDED JUNE 30, 2010 AND 2009

(In thousands)

(Unaudited)

	Fiscal Years Ended June 30,
	2010	2009 (1)
Net cash provided by operating activities	$190,284	$133,405
Net cash used in investing activities	(111,287)	(121,876)
Net cash provided by (used in) financing activities	(28,927)	72,214
Effect of exchange rate changes	(32,968)	(9,634)

Net change in cash and cash equivalents	17,102	74,109
Cash and cash equivalents, beginning of period	223,420	149,311

Cash and cash equivalents, end of period	$240,522	$223,420

Supplemental Cash Flow Information:
Cash paid for interest	$31,887	$37,961
Cash paid for income taxes	$41,147	$30,828

Supplemental Disclosure of Non-Cash Investing and Finance Activities:
Capital assets financed	$3,585	$1,554
Accrued contingent purchase consideration	$732	$–
Notes payable from acquisitions of business	$–	$17,330

(1)	The financial information for the fiscal year ended June 30, 2009 reflects the correction of an immaterial error related to our previously reported income taxes.

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:

This press release contains forward-looking statements, including statements about our expectations regarding our prospects and business outlook for fiscal year 2011, our expectations regarding changes in foreign currency exchange rates, and statements about dividends, historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality and other factors; risks associated with the uncertainty in and volatility of global economic conditions; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate HPI; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; effects of changes in or violations by us or our customers of government regulations; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility; our ability to obtain additional financing as necessary to support our operations; our ability to pay dividends in future periods; our dependence on a limited number of key personnel; our reliance on third-party information for our software and services; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2010. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.

Kamal Hamid, Investor Relations of Solera Holdings, Inc.,

+1-858-946-1676,

kamal.hamid@audatex.com

CONTACT: Kamal Hamid, Investor Relations of Solera Holdings, Inc., +1-858-946-1676, kamal.hamid@solerainc.com